Exhibit 99.1

Gary Thompson – Media	Jennifer Chen – Investors
Caesars Entertainment Corporation	Caesars Entertainment Corporation
(702) 407-6529	(702) 407-6407

Caesars Entertainment and Caesars Entertainment Operating Co. Prepared to Begin Formal

Discussions with Certain First Lien Creditors

LAS VEGAS, NV, September 12, 2014 – Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment”) and its subsidiary Caesars Entertainment Operating Company, Inc. (“CEOC”) today announced that they have executed non-disclosure agreements with certain beneficial holders (“First Lien Creditors”) of CEOC’s 11.25% senior secured notes due 2017, 8.5% senior secured notes due 2020 and 9% senior secured notes due 2020, clearing the path to commence formal discussions with the First Lien Creditors.

“We are committed to working constructively with creditors to deleverage CEOC and create a path toward a sustainable capital structure for CEOC that is in the best interest of all stakeholders,” said Gary Loveman, Chairman and CEO of Caesars Entertainment and Chairman of CEOC.

About Caesars Entertainment

Caesars Entertainment Corporation (CEC) is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary Caesars Entertainment Operating Company, wholly owned Caesars Entertainment Resort Properties and Caesars Growth Properties, in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 75 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 50 casinos in 13 U.S. states and five countries. The Company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. CEC’s portfolio also includes the London Clubs International family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

About Caesars Entertainment Operating Company Inc.

Caesars Entertainment Operating Company, Inc. (“CEOC”), a majority owned subsidiary of Caesars Entertainment Corporation, provides casino entertainment services and owns, operates or manages 44 gaming and resort properties in 13 states of the United States and in five countries primarily under the Caesars, Harrah’s and

Horseshoe brand names. CEOC is focused on building customer loyalty through providing its guests with a combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership as well as all the advantages of the Total Rewards program. CEOC also is committed to environmental sustainability and energy conservation, and recognizes the importance of being a responsible steward of the environment.

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